Exhibit 99.1

FOR IMMEDIATE RELEASE	For Information, Contact:

Maryanne Lataif

Vice President, Corporate Communications

Activision, Inc.

(310) 255- 2704

mlataif@activision.com

ACTIVISION SET TO ACQUIRE VIDEO GAME PUBLISHER REDOCTANE

AND ITS HIGHLY POPULAR GUITAR HERO FRANCHISE

Activision Establishes Leadership Position in Music-Based Gaming

Santa Monica, CA – May 9, 2006 – Underscoring its commitment to broaden its product portfolio and deliver compelling entertainment experiences to consumers worldwide, Activision, Inc. (Nasdaq: ATVI) announced today that it has entered into an agreement to acquire video game publisher RedOctane, Inc. the publisher of the popular Guitar Hero franchise. This acquisition will provide Activision with an early leadership position in music-based gaming, which the company expects will be one of the fastest growing genres in the coming years.

Guitar Hero is the fifth highest teen-rated game ever released on the PlayStation® 2 computer entertainment system with a 92 rating. The game challenges players to be a lead guitarist of their own rock and roll band. The game is sold with a guitar-shaped controller that lets consumers simulate playing the guitar for more than 30 popular songs that were made famous by such artists as the Red Hot Chili Peppers, David Bowie, and Ozzy Osbourne. Guitar Hero features six venues, eight unique characters, many guitars, and a range of difficulty levels, as well as a two-player mode that lets gamers challenge friends to see who rocks harder.

Activision Acquires RedOctane and Guitar Hero

“Our acquisition of RedOctane perfectly aligns with Activision’s strategy to broaden its portfolio by entering new genres that have strong global appeal,” said Ron Doornink, Director and Strategic Advisor, Activision, Inc. “Guitar Hero integrates music and gaming in a unique and highly engaging way that delivers a compelling game experience for both the current-and next-generation consoles. The success we are seeing today is a strong indicator that Guitar Hero and the many potential extensions, new platform exploitations and international versions appear to be somewhat transition proof, as consumers are responding to this product on current-generation platforms in a manner that defies traditional late-cycle behavior. We think the online capabilities of the next-generation platforms offer new and well differentiated opportunities to create additional revenues from downloadable music, which today represents one of the most popular downloadable content categories.”

Mike Griffith, President and CEO of Activision Publishing, Inc., added, “Activision’s well-established worldwide distribution capabilities coupled with the strength of the Guitar Hero franchise, places us in a position today to capitalize on the millions of current-generation systems in the market. Just as we lead the industry in making music an integral part of the game experience, we will now be making music itself a game, which is appealing to audiences all around the world.”

“RedOctane is incredibly excited about joining forces with Activision to lead the industry in the music-based gaming category,” said Kai Huang, President and Co-Founder of RedOctane, Inc.

Charles Huang, COO and Co-Founder of RedOctane, Inc., added, “The powerful combination of our deep understanding of the music-based gaming category and Activision’s global publishing infrastructure will enable us to realize our vision to remain the leader in music-gaming space.”

Activision Acquires RedOctane and Guitar Hero

Under the terms of the agreement, RedOctane will become a wholly owned subsidiary of Activision and the company’s management team and key employees will sign long-term employment contracts with Activision. RedOctane will continue to be based in Sunnyvale, CA. The transaction is expected to close during the current fiscal quarter. The closing of the transaction is subject to various specific and general closing conditions. North Point Advisors acted as financial advisor to RedOctane. Financial terms of the agreement were not disclosed. Activision does not expect that this acquisition will have a material impact on its fiscal year 2007 earnings outlook.

About RedOctane

RedOctane, Inc. is a publisher, developer, and distributor of interactive entertainment software, hardware and accessories. The company offers its interactive entertainment products in versions that operate on the PlayStation®2 computer entertainment system console from Sony Computer Entertainment, Xbox™ video game system from Microsoft, and on personal computers ("PC"). RedOctane's leading software product offerings include In The Groove for the PlayStation 2 and Guitar Hero for the PlayStation 2. RedOctane also designs, manufactures, and markets high quality video game peripherals and accessories and has won awards for the Ignition® Dance Pad and the Guitar Hero SG® Controller. RedOctane is headquartered in Sunnyvale, California. More information about RedOctane and its products can be found on the company's World Wide Web site, which is located at www.redoctane.com.

About Activision

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted net revenues of $1.47 billion for the fiscal year ended March 31, 2006.

Activision Acquires RedOctane and Guitar Hero

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Scandinavia, Spain and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements made in this press release that are not historical facts are “forward-looking statements”. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, product delays, retail acceptance of our products, industry competition, changes in consumer preferences related to music-based games, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, vendors and third-party developers, international economic and political conditions, integration of recently acquired subsidiaries and identification of suitable future acquisition opportunities. These important factors and other factors that potentially could affect the Company’s financial results are described in our filings with the Securities and Exchange Commission, including the Company’s most recent Annual report on Form 10-K and Quarterly Report on Form 10-Q. Readers of this press release are referred to such filings. The Company may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in the Company’s assumptions or otherwise. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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